EXHIBIT 99

FOR IMMEDIATE RELEASE

TRISTATE CAPITAL REPORTS FOURTH QUARTER 2013 FINANCIAL RESULTS

PITTSBURGH, Jan. 29, 2014 - TriState Capital Holdings, Inc. (NASDAQ:TSC) today reported continued growth in earnings, loan production and total revenue for the fourth quarter and year ended Dec. 31, 2013.

The holding company for TriState Capital Bank reported a 41% increase in net income available to common shareholders of $12.9 million in 2013, up from $9.1 million in 2012. Net income of $4.8 million in the fourth quarter of 2013 increased from $1.3 million in the third quarter of 2013 and $2.0 million in the fourth quarter of 2012.

Diluted earnings per share increased to $0.48 per share in 2013 from $0.47 in 2012, when TriState Capital had 7.3 million fewer average diluted common shares outstanding prior to its May 2013 initial public offering. Diluted EPS increased to $0.17 for the fourth quarter of 2013, up from $0.05 in the third quarter of 2013 and $0.09 in the fourth quarter of 2012.

“The fourth quarter, and 2013 as a whole, illustrated our ability to grow our market presence, expand our deposit base, and continue our longstanding record of consistently delivering strong, profitable and organic growth in high-quality loans,” Chairman and Chief Executive Officer James F. Getz said. “We maintained our focus on meeting and exceeding customers’ needs as we closed the year, even as we executed our strategy for accelerating non-interest income growth through the acquisition of a proven investment management firm to complement our banking business.”

On Jan. 7, 2014, TriState Capital announced its agreement to acquire Chartwell Investment Partners, L.P. in a transaction that is expected to close late in the first quarter of 2014, subject to regulatory requirements, certain client consents and other customary closing conditions. Chartwell’s investment management fee revenues for the year ended Dec. 31, 2013 are projected to be approximately $25 million. The privately held investment manager serves more than 150 institutional clients and has assets under management of approximately $7.5 billion.

FOURTH QUARTER AND FULL YEAR 2013 HIGHLIGHTS

•	Income available to common shareholders in 2013 grew 41%, or 47% when excluding $854,000 of nonrecurring acquisition expenses associated with the Chartwell transaction.

•	Loans at period end grew 21.2%, annualized, from Sept. 30, 2013 and 13.3% from Dec. 31, 2012.

•	Strong asset quality maintained, with non-performing assets at 0.95% of total assets at period end, down from 0.99% and 1.10% at Sept. 30, 2013 and Dec. 31, 2012, respectively.

•	For the full year, provision expense of 0.47% of average total loans in 2013 was in line with the bank’s average trend since 2010.

•	Fourth quarter 2013 non-interest income grew 42.0% from the third quarter and 41.8% from the year ago period.

•	Fourth quarter 2013 total revenue grew 6.3% from the third quarter and 9.4% from the year ago period, while full year 2013 total revenue grew 7.0% over 2012.

•	Deposits at period end grew 17.5%, annualized, from Sept. 30, 2013 and 7.6% from Dec. 31, 2012.

FOURTH QUARTER 2013 RESULTS
Fourth quarter 2013 net interest income grew to $16.4 million, an increase of 3.9% from $15.8 million in the linked third quarter of 2013 and 7.1% from $15.3 million in the year-ago quarter. Growth in net interest income continues to be fueled by loan growth from both TriState Capital’s private banking and middle-market commercial banking channels.

Fourth quarter 2013 net interest margin (NIM) expanded by 4 basis points to 2.97%, compared to 2.93% in the linked quarter. Fourth quarter 2012 NIM was 2.97%. Sequential-quarter growth in NIM was primarily the result of a 4-basis-point decline in funding costs, while earning-asset yields remained stable. Funding costs averaged 0.54% in the fourth quarter of 2013 compared to 0.58% in the third quarter, while the average yield on interest earning assets remained stable at 3.42% during the same periods.

Non-interest income for the fourth quarter of 2013 grew to $1.6 million, an increase of approximately 42% from the $1.1 million posted for each of the linked and year-ago quarters. Non-interest income growth was primarily driven by increased fees for swap transactions executed on behalf of TriState Capital’s borrowers.

In the fourth quarter of 2013, TriState Capital grew total revenues to $18.0 million, an increase of 6.3% over $16.9 million in the linked third quarter of 2013 and 9.4% over $16.4 million in the year-ago quarter.

Fourth quarter 2013 non-interest expense of $11.2 million, or 1.98% of average assets on an annualized basis, included about $757,000 for non-recurring legal and professional fees associated with the Chartwell transaction. Non-interest expense was $10.0 million, or 1.81% of average assets, annualized, in the linked quarter. For the year-ago quarter, prior to TriState Capital’s 2013 IPO and the costs associated with operating as publicly traded company, non-interest expense was $9.9 million, or 1.87% of average assets, annualized.

The company’s efficiency ratio was 62.43% in the fourth quarter of 2013, or 58.21% excluding nonrecurring acquisition expenses. Its efficiency ratio was 59.30% in the linked quarter and 60.05% in the year ago quarter.

Fourth quarter 2013 diluted EPS of $0.17 per share reflected approximately $0.02 of after-tax nonrecurring acquisition expenses, which were more than offset by a reduction in income tax expense that increased earnings by approximately $0.03 per share, resulting in a net benefit of $0.01 per share. The fourth quarter results also benefited from a lower loan loss provision and higher swap fees.

BALANCE SHEET GROWTH
Continued loan growth in the fourth quarter of 2013 reflected steady execution of TriState Capital’s strategic plan to expand lending to private banking and middle-market banking clients with strong credit quality characteristics. Loan growth for the year was 13.3%. The rate of growth from Sept. 30, 2013 to Dec. 31, 2013 was 21.2%, annualized.

Deposits grew 17.5%, annualized, during the fourth quarter to $2.0 billion at Dec. 31, 2013, while deposit funding costs declined 4 basis points from the linked quarter. Compared to the year-ago quarter, deposits grew 7.6% at period end, while deposit funding costs declined 25 basis points.

TriState Capital remains very well positioned to profit from a rising interest-rate environment, and the bank continues to manage a highly asset-sensitive balance sheet. At Dec. 31, 2013, 82% of TriState Capital’s loans and 47% of its securities portfolio were floating rate. In addition, 45% of deposits were fixed-rate time deposits.

ASSET QUALITY
Disciplined underwriting and risk management continued to drive strong asset quality measures in the fourth quarter. Non-performing assets (NPAs) to total assets at Dec. 31, 2013 were 0.95%. NPAs measured 0.99% at Sept. 30, 2013 and 1.10% at Dec. 31, 2012. Net recoveries of 0.05% annualized in the fourth quarter of 2013 resulted in net charge offs to average loans of 0.41% for the full year, compared to 0.43% for full year 2012.

The allowance for loan losses to total loans was 1.02% as of Dec. 31, 2013 compared to 1.03% at Sept. 30, 2013 and 1.09% at Dec. 31, 2012. The allowance for loan losses to non-performing loans measured 93.61% at the end of the fourth quarter, compared to 84.83% and 79.50% at the end of the linked and prior year quarters, respectively.

The provision for loan losses was $473,000 for the fourth quarter of 2013, compared to $4.9 million and $3.0 million for the three months ended Sept. 30, 2013 and Dec. 31, 2012, respectively. Provision expense for 2013 represented 0.47% of average total loans, in line with the bank’s average trend since 2010.

CAPITAL STRENGTH
TriState Capital Holdings’ consistent earnings power, in addition to its successful 2013 IPO, continued to support capital ratios in excess of the highest regulatory benchmark levels. As of Dec. 31, 2013, TriState Capital’s tier 1 leverage, tier 1 risk-based capital and total risk-based capital ratios measured 13.12%, 13.45% and 14.34%, respectively. The company’s ratio of tangible equity to tangible assets measured 12.83% at Dec. 31, 2013.

CONFERENCE CALL
As previously announced, TriState Capital will hold a conference call to review its financial results and operating performance.

The live conference call on Jan. 30 will be held at 8:30 a.m. ET and may be accessed by dialing 888-317-6016 from the United States, 855-669-9657 from Canada or 412-317-6016 from other international locations. Participants should dial in at least 10 minutes prior to the call and request the “TSC Conference Call.”

A replay of the call will be available from approximately 10 a.m. ET on Jan. 30 through 9 a.m. ET on Feb. 7, 2014. The replay may be accessed by dialing 877-344-7529 from the United States or 412-317-0088 from other locations and entering the conference number 10039606.

ABOUT TRISTATE CAPITAL
TriState Capital Holdings, Inc. is the registered bank holding company for TriState Capital Bank, a commercial bank serving middle-market businesses and high-net-worth individuals. Headquartered in Pittsburgh, Pa., TriState Capital has representative offices in Philadelphia, Cleveland, Princeton, N.J., and New York City, and serves private banking clients nationwide. Established in 2007, TriState Capital had assets of approximately $2.3 billion as of Dec. 31, 2013. It has also announced plans to acquire Chartwell Investment Partners, an investment management firm with about 150 institutional clients and $7.5 billion in assets under management, in a transaction that is expected to close during the first quarter of 2014. For more information, please visit www.tristatecapitalbank.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking” statements related to TriState Capital that can generally be identified as describing TriState Capital’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect TriState Capital’s future results, please see the company’s prospectus filed as part of a Registration Statement on Form S-1, as well as its most-recent quarterly report filed on Form 10-Q.

NON-GAAP FINANCIAL DISCLOSURES
This news release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (GAAP). Although TriState Capital believes non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP. Where non-GAAP disclosures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found within this news release and accompanying tables.

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MEDIA CONTACTS
Jack Horner
267-932-8760, ext. 302
412-600-2295 (mobile)
jack@hornercom.com

Mike Gross
267-932-8760, ext. 310
856-628-6169 (mobile)
mike@hornercom.com

INVESTOR RELATIONS CONTACT
Brian Fetterolf
412-304-0451
investorrelations@tscbank.com

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
(Dollars in thousands, except per share)	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Period-end balance sheet data:
Cash and cash equivalents	$146,558	$139,841	$200,080	$146,558	$200,080
Total investment securities	227,844	239,406	191,187	227,844	191,187
Total loans	1,860,775	1,766,504	1,641,628	1,860,775	1,641,628
Allowance for loan losses	(18,996)	(18,281)	(17,874)	(18,996)	(17,874)
Total loans, net of allowance for loan losses	1,841,779	1,748,223	1,623,754	1,841,779	1,623,754
Other assets	74,328	73,427	58,108	74,328	58,108
Total assets	$2,290,509	$2,200,897	$2,073,129	$2,290,509	$2,073,129

Total deposits	1,961,705	$1,878,694	$1,823,379	1,961,705	$1,823,379
Borrowings	20,000	20,000	20,000	20,000	20,000
Other liabilities	14,859	13,137	12,026	14,859	12,026
Total liabilities	1,996,564	1,911,831	1,855,405	1,996,564	1,855,405

Preferred stock - Series C (convertible)	—	—	46,011	—	46,011
Common shareholders' equity	293,945	289,066	171,713	293,945	171,713
Total shareholders' equity	293,945	289,066	217,724	293,945	217,724

Total liabilities and shareholders' equity	$2,290,509	$2,200,897	$2,073,129	$2,290,509	$2,073,129

Income statement data:
Interest income	$18,885	$18,384	$18,607	$72,851	$71,034
Interest expense	2,501	2,612	3,312	11,067	13,674
Net interest income	16,384	15,772	15,295	61,784	57,360
Provision for loan losses	473	4,911	3,024	8,187	8,185
Net interest income after provision for loan losses	15,911	10,861	12,271	53,597	49,175
Non-interest income:
Non-interest income (excluding net gain on sale of investment securities available-for-sale)	1,575	1,118	1,120	5,001	5,085
Net gain on sale of investment securities available-for-sale	13	—	—	797	1,114
Total non-interest income	1,588	1,118	1,120	5,798	6,199
Non-interest expense	11,211	10,016	9,857	40,815	37,865
Income before tax	6,288	1,963	3,534	18,580	17,509
Income tax expense	1,478	633	1,578	5,713	6,837
Net income	$4,810	$1,330	$1,956	$12,867	$10,672
Preferred stock dividends and discount amortization on Series A and B	—	—	—	—	1,525
Net income available to common shareholders	$4,810	$1,330	$1,956	$12,867	$9,147

TRISTATE CAPITAL HOLDINGS, INC.
SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and For the Three Months Ended			As of and For the Years Ended
(Dollars in thousands, except per share)	December 31,	September 30,	December 31,	December 31,	December 31,
	2013	2013	2012	2013	2012
Per share and share data:
Earnings per share:
Basic	$0.17	$0.05	$0.09	$0.49	$0.47
Diluted	$0.17	$0.05	$0.09	$0.48	$0.47
Book value per common share	$10.25	$10.08	$9.84	$10.25	$9.84
Book value per share with preferred converted to common (1)	$10.25	$10.08	$9.75	$10.25	$9.75
Tangible book value per share with preferred converted to common (1)	$10.25	$10.08	$9.75	$10.25	$9.75
Common shares outstanding, at end of period	28,690,279	28,690,279	17,444,730	28,690,279	17,444,730
Common shares outstanding with preferred converted to common, at end of period (1)	28,690,279	28,690,279	22,322,779	28,690,279	22,322,779
Average common shares outstanding
Basic	28,690,279	28,690,034	17,394,730	24,589,811	17,394,491
Diluted	29,063,786	29,114,795	22,528,077	26,690,773	19,351,009

Performance ratios:
Return on average assets (2)	0.85%	0.24%	0.37%	0.59%	0.55%
Return on average equity (2)	6.51%	1.81%	3.57%	4.84%	5.24%
Net interest margin (2) (3)	2.97%	2.93%	2.97%	2.92%	3.00%
Efficiency ratio, as adjusted (1)	58.21%	58.73%	60.05%	59.84%	60.64%
Non-interest expense to average assets (2)	1.98%	1.81%	1.87%	1.88%	1.94%
Pre-tax, pre-provision net revenue per average employee (2)	$206	$219	$221	$209	$222

Asset quality:
Non-performing loans	$20,293	$21,550	$22,483	$20,293	$22,483
Non-performing assets	$21,706	$21,840	$22,773	$21,706	$22,773
Other real estate owned	$1,413	$290	$290	$1,413	$290
Non-performing assets to total assets	0.95%	0.99%	1.10%	0.95%	1.10%
Allowance for loan losses to total loans	1.02%	1.03%	1.09%	1.02%	1.09%
Allowance for loan losses to non-performing loans	93.61%	84.83%	79.50%	93.61%	79.50%
Net charge-offs	$(242)	$4,338	$4,151	$7,065	$6,661
Net charge-offs to average total loans (2)	(0.05)%	0.98%	1.01%	0.41%	0.43%

Revenue:
Total revenue (1)	17,959	16,890	16,415	66,785	62,445
Pre-tax, pre-provision net revenue (1)	6,748	6,874	6,558	25,970	24,580

Capital ratios:
Tangible equity to tangible assets (1)	12.83%	13.13%	10.50%	12.83%	10.50%
Tier 1 leverage ratio	13.12%	13.23%	10.35%	13.12%	10.35%
Tier 1 risk-based capital ratio	13.45%	13.63%	10.95%	13.45%	10.95%
Total risk-based capital ratio	14.34%	14.51%	11.88%	14.34%	11.88%

(1)
These measures are not measures recognized under GAAP and are therefore considered to be non-GAAP financial measures. See “Non-GAAP Financial Measures” for a reconciliation of these measures to their most directly comparable GAAP measures.

(2)	Ratios are annualized.

(3)	Net interest margin is calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Three Months Ended
	December 31, 2013			September 30, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$137,824	$115	0.33%	$135,519	$129	0.38%	$210,921	$183	0.35%
Federal funds sold	8,392	1	0.05%	6,900	1	0.06%	7,235	3	0.16%
Investment securities available-for-sale	206,548	804	1.54%	218,513	814	1.48%	194,961	917	1.87%
Investment securities held-to-maturity	25,283	218	3.42%	23,737	192	3.21%	—	—	—%
Investment securities trading	—	—	—%	6,869	44	2.54%	2,359	10	1.69%
Total loans	1,816,860	17,806	3.89%	1,750,101	17,263	3.91%	1,638,598	17,552	4.26%
Total interest-earning assets	2,194,907	18,944	3.42%	2,141,639	18,443	3.42%	2,054,074	18,665	3.61%
Other assets	55,222			52,549			37,418
Total assets	$2,250,129			$2,194,188			$2,091,492

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$6,010	$1	0.07%	$5,348	$1	0.07%	$3,129	$1	0.13%
Money market deposit accounts	947,059	922	0.39%	935,858	899	0.38%	793,079	1,118	0.56%
Time deposits (excluding CDARS®)	448,872	989	0.87%	465,435	1,068	0.91%	482,187	1,368	1.13%
CDARS® time deposits	403,728	567	0.56%	359,845	623	0.69%	361,104	804	0.89%
Borrowings	20,000	22	0.44%	20,000	21	0.42%	20,054	21	0.42%
Total interest-bearing liabilities	1,825,669	2,501	0.54%	1,786,486	2,612	0.58%	1,659,553	3,312	0.79%
Noninterest-bearing deposits	117,552			102,649			197,294
Other liabilities	13,681			14,182			16,811
Shareholders' equity	293,227			290,871			217,834
Total liabilities and shareholders' equity	$2,250,129			$2,194,188			$2,091,492

Net interest income		$16,443			$15,831			$15,353
Net interest spread			2.88%			2.84%			2.82%
Net interest margin (1)			2.97%			2.93%			2.97%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
AVERAGES AND YIELDS (UNAUDITED)

	Years Ended
	December 31, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate	Average Balance	Interest Income (1)/ Expense	Average Yield/ Rate
Assets
Interest-earning deposits	$154,163	$558	0.36%	$180,621	$582	0.32%
Federal funds sold	8,896	8	0.09%	8,127	10	0.12%
Investment securities available-for-sale	208,773	3,269	1.57%	183,976	3,213	1.75%
Investment securities held-to-maturity	14,026	527	3.76%	—	—	—%
Investment securities trading	3,060	71	2.32%	2,951	52	1.76%
Total loans	1,734,701	68,646	3.96%	1,542,915	67,306	4.36%
Total interest-earning assets	2,123,619	73,079	3.44%	1,918,590	71,163	3.71%
Other assets	50,230			33,557
Total assets	$2,173,849			$1,952,147

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing checking accounts	$5,617	$4	0.07%	$3,714	$3	0.08%
Money market deposit accounts	931,720	3,756	0.40%	685,030	4,062	0.59%
Time deposits (excluding CDARS®)	469,925	4,602	0.98%	470,219	5,995	1.27%
CDARS® time deposits	366,663	2,619	0.71%	377,571	3,591	0.95%
Borrowings	20,000	86	0.43%	5,451	23	0.42%
Total interest-bearing liabilities	1,793,925	11,067	0.62%	1,541,985	13,674	0.89%
Noninterest-bearing deposits	95,462			191,352
Other liabilities	18,501			15,038
Shareholders' equity	265,961			203,772
Total liabilities and shareholders' equity	$2,173,849			$1,952,147

Net interest income		$62,012			$57,489
Net interest spread			2.82%			2.82%
Net interest margin (1)			2.92%			3.00%

(1)	Net interest income and net interest margin are calculated on a fully taxable equivalent basis.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES

The information set forth above contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP financial measures are “tangible equity,” “tangible equity to tangible assets,” “common shares outstanding with preferred converted to common,” “book value per share with preferred converted to common,” “tangible book value per share with preferred converted to common,” “total revenue,” “pre-tax, pre-provision net revenue,” and “efficiency ratio.” Although we believe these non-GAAP financial measures provide a greater understanding of our business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

“Tangible equity” is defined as shareholders' equity reduced by intangible assets, including goodwill, if any. We believe this measure is important to management and investors to better understand and assess changes from period to period in shareholders' equity exclusive of changes in intangible assets. Goodwill, an intangible asset that is recorded in a purchase business combination, has the effect of increasing both equity and assets, while not increasing our tangible equity or tangible assets. We had no goodwill recorded on our balance sheet as of December 31, 2013.

“Tangible equity to tangible assets” is defined as the ratio of shareholders' equity reduced by intangible assets, divided by total assets reduced by intangible assets. We believe this measure is important to many investors who are interested in relative changes from period to period in equity and total assets, each exclusive of changes in intangible assets.

“Common shares outstanding with preferred converted to common” is defined as shares of our common stock issued and outstanding, inclusive of our issued and outstanding Series C preferred stock. We believe this measure is important to many investors who are interested in changes from period to period in our shares of common stock issued and outstanding giving effect to the conversion of shares of our Series C preferred stock which were convertible at the option of the holder and were converted to common stock immediately prior to the closing of the initial public offering, which closed on May 14, 2013. Convertible shares of preferred stock had the effect of not impacting shares of common stock issued and outstanding until they were converted, at which point they added to the number of shares of common stock issued and outstanding.

“Book value per share with preferred converted to common” is defined as book value, divided by shares of common stock issued and outstanding with preferred stock converted to common stock. We believe this measure is important to many investors who are interested in changes from period to period in book value per share inclusive of shares of preferred stock that could be converted to shares of common stock. Prior to conversion, convertible shares of preferred stock had the effect of not impacting book value per common share, but reduced our book value per share with preferred converted to common.

“Tangible book value per share with preferred converted to common” is defined as book value, excluding the impact of goodwill, if any, divided by common shares outstanding with preferred converted to common. We believe this measure is important to many investors who are interested in changes from period to period in book value per share exclusive of changes in intangible assets and inclusive of shares of preferred stock that could be converted to shares of common stock. Goodwill is an intangible asset that is recorded in a purchase business combination, and we had no goodwill recorded on our balance sheet as of December 31, 2013. Prior to conversion, convertible shares of preferred stock had the effect of not impacting tangible book value per common share, but reduced our tangible book value per share with preferred converted to common.

“Total revenue” is defined as net interest income and non-interest income, excluding gains and losses on sales of investment securities available-for-sale. We believe adjustments made to our operating revenue allow management and investors to better assess our operating revenue by removing the volatility that is associated with certain other items that are unrelated to our core business.

“Pre-tax, pre-provision net revenue” is defined as net income, without giving effect to loan loss provision and income taxes, and excluding net gain (loss) on sale of investment securities available-for-sale. We believe this measure is important because it allows management and investors to better assess our performance in relation to our core operating revenue, excluding the volatility that is associated with provision for loan losses or other items that are unrelated to our core business.

“Efficiency ratio” is defined as non-interest expense divided by our total revenue. We believe this measure allows management and investors to better assess our operating expenses in relation to our core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to our core business.

TRISTATE CAPITAL HOLDINGS, INC.
NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2013	2013	2012
Book value per share with preferred converted to common:
Common shareholders' equity	$293,945	$289,066	$171,713
Preferred stock (convertible)	—	—	46,011
Total common shareholders' equity and preferred stock to Series C	$293,945	$289,066	$217,724
Preferred shares outstanding	—	—	48,780.488
Conversion factor	—	—	100
Preferred shares converted to common shares outstanding	—	—	4,878,049
Common shares outstanding	28,690,279	28,690,279	17,444,730
Common shares with preferred shares converted to common	28,690,279	28,690,279	22,322,779
Book value per share with preferred converted to common	$10.25	$10.08	$9.75

Tangible book value per share with preferred converted to common:
Book value per common share	$10.25	$10.08	$9.84
Less: Effects of intangible assets	—	—	—
Tangible book value	$10.25	$10.08	$9.84
Common shares with preferred shares converted to common	28,690,279	28,690,279	22,322,779
Tangible book value per share with preferred converted to common	$10.25	$10.08	$9.75

Tangible equity to tangible assets:
Total shareholders' equity	293,945	289,066	217,724
Less: Intangible assets	—	—	—
Tangible equity	$293,945	$289,066	$217,724
Total assets	2,290,509	2,200,897	2,073,129
Less: Intangible assets	—	—	—
Tangible assets	$2,290,509	$2,200,897	$2,073,129
Tangible equity to tangible assets	12.83%	13.13%	10.50%

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2013	2013	2012	2013	2012
Pre-tax, pre-provision net revenue:
Net interest income before provision for loan losses	$16,384	$15,772	$15,295	$61,784	$57,360
Total non-interest income	1,588	1,118	1,120	5,798	6,199
Less: Net gain on the sale of investment securities, available-for-sale	13	—	—	797	1,114
Total revenue	17,959	16,890	16,415	66,785	62,445
Less: Total non-interest expense	11,211	10,016	9,857	40,815	37,865
Pre-tax, pre-provision net revenue	$6,748	$6,874	$6,558	$25,970	$24,580

Efficiency ratio:
Total non-interest expense (numerator)	$11,211	$10,016	$9,857	$40,815	$37,865
Total revenue (denominator)	$17,959	$16,890	$16,415	$66,785	$62,445
Efficiency ratio	62.43%	59.30%	60.05%	61.11%	60.64%

Efficiency ratio, as adjusted:
Less: Nonrecurring expenses (1)	757	97	—	854	—
Total non-interest expense, as adjusted (numerator)	10,454	9,919	9,857	39,961	37,865
Total revenue (denominator)	17,959	16,890	16,415	66,785	62,445
Efficiency ratio, as adjusted	58.21%	58.73%	60.05%	59.84%	60.64%

(1)	Nonrecurring expenses include costs associated with the Chartwell transaction.